Exhibit 14

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-8 No. 333-14224 (December 2001) and No. 333-13178 (February 2001), each filed by Thomson, of our report dated March 15, 2004 (except for the notes 31 and 32 for which the date is April 20, 2004 and for the amounts translated into U.S. dollars for convenience for which the date is May 26, 2004) with respect to the consolidated financial statements of Thomson included in this annual report on Form 20-F for the year ended December 31, 2003.

Christian Chiarasini Jérôme Guirauden	Thierry de Bailliencourt

Barbier Frinault & Autres	Mazars & Guérard
Ernst & Young	Mazars

Paris, France

June 28, 2004